EXHIBIT 10.4
     On May 8, 2008, the Compensation Committee of the Board of Directors of Matrixx Initiatives, Inc. (the “Company”) approved a cash bonus plan for the fiscal year ending March 31, 2009 (the “2009 Plan”). The 2009 Plan is based on the Company’s achievement of specified revenue and earnings levels for fiscal 2009. The 2009 Plan cash incentive award opportunity afforded the Company’s Chief Financial Officer, William Hemelt, was as follows (expressed as a percentage of his base salary of $270,800 (“Base Salary”)): 0% if the Company did not achieve target levels; 40% if the Company achieved target levels; and up to 80% if the Company exceeded target levels (see Item 5.02 of the Company’s Form 8-K, filed May 13, 2008).
     Effective October 21, 2008, Mr. Hemelt assumed the additional roles of Acting President and Chief Operating Officer of the Company. In connection with Mr. Hemelt’s assumption of these additional roles, the Compensation Committee, by action taken on October 21, 2008, approved supplemental compensation payments to Mr. Hemelt in the amount of approximately $10,800 per month (the total amount of supplemental compensation paid to Mr. Hemelt in fiscal 2009 shall be referred to herein as the “Supplemental Compensation”) (see Item 5.02 of the Company’s Form 8-K, filed October 22, 2008).
     By further action taken on October 23, 2008, the Compensation Committee also approved an increase in Mr. Hemelt’s fiscal year 2009 cash bonus plan opportunity for the pro rata portion of the Company’s fiscal year in which Mr. Hemelt will serve in such additional capacities. Accordingly, Mr. Hemelt’s cash bonus opportunity for fiscal year 2009 is as follows:
•	If the Company does not achieve its plan criteria, Mr. Hemelt will receive a bonus of 0% of his Base Salary and 0% of his Supplemental Compensation.

•	If the Company achieves its plan criteria, Mr. Hemelt will receive 40% of his Base Salary; and 45% of his Supplemental Compensation.

•	If the Company exceeds its plan criteria, Mr. Hemelt will receive up to 80% of his Base Salary; and up to 90% of his Supplemental Compensation.